Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration Nos. 333-162888, 333-137273, 333-116528, 333-55838 and 333-35245) of Carrizo Oil & Gas, Inc., a Texas corporation (the “Company”), relating to the Incentive Plan of the Company, and the Registration Statement on Form S-3 (Registration No. 333-159237) of the Company (collectively, the “Registration Statements”) of the information contained in our reserve report that is summarized as in our summary letter dated February 9, 2012, relating to the oil and gas reserves and revenue, as of December 31, 2011, of certain interests of the company.

We hereby consent to all references to such reports, letters and/or to this firm in each of the Registration Statements and each Prospectus to which any such Registration Statement relates, and further consent to our being named as an expert in each of the Registration Statements and each Prospectus to which any such Registration Statement Relates.

LaRoche Petroleum consultants, Ltd.

/s/ William M. Kazmann
William M. Kazmann Senior Partner

Houston, Texas

February 29, 2012

2435 North Central Expressway, Suite 1500 • Richardson, Texas 75080 • Phone (214) 363-3337 • Fax (214) 363-1608